CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Valued Advisers Trust and to the use of our report dated March 9, 2010 on the financial statements and financial highlights of Golub Group Equity Fund, a series of shares of beneficial interest in the Valued Advisers Trust.  Such financial statements and financial highlights appear in the 2010 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
June 1, 2010